EXHIBIT 99.2

N EWS RELEASE
8229 Boone Boulevard, Suite 802	COMPANY CONTACT:
Vienna, VA 22182. USA	Gavin de Windt
Telephone (703) 506-9460	CEL-SCI Corporation
www.cel-sci.com	(703) 506-9460

CEL-SCI ANNOUNCES PRICING OF $4.25 MILLION PUBLIC OFFERING OF COMMON STOCK AND WARRANTS

Vienna, VA, December 2, 2016 -- CEL-SCI Corporation (NYSE MKT: CVM) announced today that it has priced its public offering of common stock and warrants.

CEL-SCI announced that it has agreed to sell 34,024,000 shares of common stock and warrants to purchase common stock at a price of $0.125. The warrants consist of 17,012,000 Series CC warrants to purchase 17,012,000 shares of common stock, 34,024,000 Series DD warrants to purchase 34,024,000 shares of common stock and 34,024,000 Series EE warrants to purchase 34,024,000 shares of common stock. The Series CC warrants are immediately exercisable, expire in five-years and have an exercise price of $0.20 per share. The Series DD warrants are immediately exercisable, expire in six-months and have an exercise price of $0.18 per share. The Series EE warrants are immediately exercisable, expire in nine-months and have an exercise price of $0.18 per share. The gross proceeds to CEL-SCI from this offering are expected to be approximately $4.25 million, excluding any future proceeds that may be received from the exercise of the warrants. CEL-SCI currently intends to use the net proceeds from the offering to fund the continued development of Multikine*, LEAPS and for other general corporate purposes.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, is acting as exclusive placement agent in connection with the offering.

A “shelf” registration statement relating to the shares of common stock and warrants to be issued in the proposed offering was filed with the Securities and Exchange Commission (SEC) and was declared effective by the SEC on October 30, 2015, and is expected to close on or about December 7, 2016, subject to customary closing conditions. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

A preliminary prospectus supplement and accompanying prospectus describing the terms of the proposed offering have been filed with the SEC. Copies of the final prospectus supplement and the accompanying prospectus relating to the securities being offered, when available, may also be obtained from Rodman & Renshaw, a unit of H.C. Wainwright & Co., via email at placements@hcwco.com. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the SEC’s website at http://www.sec.gov.

About CEL-SCI Corporation

CEL-SCI's work is focused on finding the best way to activate the immune system to fight cancer and infectious diseases. Its lead investigational immunotherapy, Multikine (Leukocyte Interleukin, Injection), is currently being studied in a pivotal Phase 3 clinical trial as a potential neoadjuvant treatment for patients with squamous cell carcinoma of the head and neck. Subject to the partial clinical hold, the study was designed with the objective that, if the study endpoint, which is an improvement in overall survival of the subjects treated with the Multikine treatment regimen plus the current standard of care (SOC) as compared to subjects treated with the current SOC only, is satisfied, the study results will be used to support applications that the Company plans to submit to regulatory agencies in order to seek commercial marketing approvals for Multikine in major markets around the world. Additional clinical indications for Multikine that are being investigated include the treatment of cervical dysplasia in HIV/HPV co-infected women, and the treatment of peri-anal warts in HIV/HPV co-infected men and women. A Phase 1 trial of the former indication (treatment of cervical dysplasia in HIV/HPV co-infected women) has been completed at the University of Maryland. The latter indication (treatment of peri-anal warts in HIV/HPV co-infected men and women) is being studied in a Phase 1 trial at the University of California, San Francisco. CEL-SCI has patents on Multikine from the US, Europe, China, and Japan.

CEL-SCI is also developing its pre-clinical L.E.A.P.S. (Ligand Epitope Antigen Presentation System) technology for the potential treatment of pandemic influenza in hospitalized patients and as a potential vaccine for the treatment of rheumatoid arthritis.

The Company has operations in Vienna, Virginia, and in/near Baltimore, Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including uncertainties related to market conditions and the completion of the public offering on the anticipated terms or at all. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI’s filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K for the year ended September 30, 2015. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use. Moreover, no definitive conclusions can be drawn from the early-phase, clinical-trials data involving the investigational therapy Multikine. Further research is required, and early-phase clinical trial results must be confirmed in the Phase 3 clinical trial of this investigational therapy that is in progress and that is currently subject to a clinical hold on enrollment of additional new patients.